Exhibit 99.1

Contact:	Stephen Forsyth	203-573-2213

Chemtura Reports 2008 Second Quarter Results

•                  Crop Protection revenues and operating profit increase 18% and 60%, respectively, primarily from growth in European and Latin American markets

•                  Performance Specialties revenues and operating profit increase 13% and 15%, respectively, primarily from growth in petroleum additives

•                  SGA&R of $109 million is 11% lower than second quarter 2007

•                  Consumer Products incurs a non-cash charge to reduce the carrying value of goodwill by $320 million in the second quarter

•                  Loss per share from continuing operations (GAAP basis) is $1.15 vs. a loss of $0.09 for second quarter 2007 and earnings per share (managed basis) is $0.18 vs. $0.16 per share for second quarter 2007

MIDDLEBURY, CT – July 31, 2008 – Chemtura Corporation (NYSE: CEM; the “Company”) reports net loss of $278 million, or $1.15 per share, for the second quarter of 2008 and net earnings on a managed basis of $45 million, or $0.18 per share.

The discussion below includes information on both a GAAP and managed basis.  The Company presents managed basis financial information because management uses this information internally to evaluate and direct the performance of the Company’s operations and believes that the managed basis financial information provides useful information to investors.  A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.

The following is a summary of second quarter results on a GAAP basis:

	Second Quarter
(In millions, except per share data)	2008	2007	% change
Net sales	$1,023	$1,038	(1)%
Operating (loss) profit	$(248)	$1	NM
Loss from continuing operations	$(278)	$(23)	NM
Loss per share from continuing operations	$(1.15)	$(0.09)	NM
Earnings per share from discontinued operations	$—	$0.02	NM
Per share gain on sale of discontinued operations	$—	$0.10	NM
Net (loss) earnings per share	$(1.15)	$0.03	NM

NM = Not Meaningful

The following is a summary of second quarter results on a managed basis:

	Second Quarter
(In millions, except per share data)	2008	2007	% change
Net sales	$1,023	$1,038	(1)%
Operating profit	$90	$89	1%
Earnings from continuing operations	$45	$37	22%
Earnings per share from continuing operations	$0.18	$0.16	13%
Earnings per share from discontinued operations	$—	$0.02	NM
Net earnings per share	$0.18	$0.18	—

NM = Not Meaningful

“The second quarter added another quarter of solid progress despite the headwinds of raw material inflation and a wet, cold start to the pool season in our Consumer business,” said Robert L. Wood, Chemtura chairman and CEO.

“Our focus has been on three key areas: portfolio structure, cost management and improved commercial excellence,” Wood said.  “We will continue to move forward with the diverse portfolio of businesses we have built to achieve growing earnings on a sustainable basis.

“Our Crop Protection business delivered another very strong quarter with operating income up 60 percent on 18 percent growth in sales revenues.  Performance Specialties also contributed improved results despite higher raw material costs and a sluggish manufacturing economy - operating income is up 15 percent on 13 percent growth in sales revenues.  Consumer Products’ operating income slipped $6 million due to lower revenues as a result of unseasonably cool conditions in the United States and European customers still consuming inventory after the floods of 2007.  Polymer Additives felt the biggest impact of raw material inflation, which caused a $6 million decline in operating income versus the second quarter of 2007.  Nevertheless, sequential improvement was evident, with operating income up $3 million from the first quarter 2008 making this quarter the strongest in a year.

“We continued to benefit from our cost reduction actions,” Wood said.  “SGA&R was $13 million or 11 percent lower than the second quarter of 2007 and dropped to 11 percent of sales from 12 percent a year ago.  Gross profit margins were 24 percent, down from 25 percent a year ago, reflecting the dramatic impact of raw material cost increases over the last year.  These raw material cost increases obscured the benefits we expected to see from manufacturing rationalization and productivity improvements in many of our plants.

“Finding ways to fully capture the value in use for our products and drastically reduce the lag time between cost increases and price increases, while understanding the challenges our customers face, remains our biggest challenge.  We are determined to be successful in meeting this challenge.  We have made progress, but we must do more to adapt our commercial practices to today’s less-stable conditions,” Wood added.

“After having announced the conclusion of the first phase of the review of our strategic alternatives, we remain focused on actions that will deliver greater immediate value to our shareholders.  Our objectives include a focus on reducing debt, reducing the number of shares outstanding and improving EPS.  We believe these actions will deliver that value.

“Our goal for the second half of 2008 is to continue to deliver year-over-year improvement despite economic uncertainties that all businesses face,” Wood said.  “Our focus remains on delivering growth while controlling costs to increase cash flow and profitability.”

Second Quarter 2008 Business Segment Highlights

•

Polymer Additives revenues decreased by $37 million compared with the second quarter of 2007. The divestiture of the oleochemicals and organic peroxides businesses reduced revenues by $40 million. Additionally, sales volume decreased by $26 million, primarily related to reduced sales in plastic antioxidants. These reductions were partially offset by higher selling prices of $15 million and favorable foreign currency translation of $14 million. Operating profit on a managed basis was 18% or $6 million lower than the second quarter of 2007, primarily due to the net impact of raw material and energy cost increases which were partially offset by the benefit of higher selling prices and improved product mix. On a GAAP basis, operating profit declined 16% or $5 million, as compared with the second quarter of 2007.

•

Performance Specialties revenues grew by 13% or $29 million and operating profit increased 15% or $4 million compared with the second quarter of 2007. The revenue growth was primarily due to higher selling prices of $13 million, increased sales volumes of $11 million and favorable foreign currency translation of $5 million. Operating profit benefited from higher selling prices and improved product mix. However, these benefits were somewhat offset by increased raw material, energy, manufacturing and freight costs.

•

Consumer Products revenues declined 3% or $7 million compared with the second quarter of 2007. The decline in sales was due to a wet and cold start to the 2008 pool season and lower European demand compared with the second quarter of 2007. These impacts were partially offset by the benefit of favorable foreign exchange translation. Operating profit declined 16% or $6 million primarily due to lower revenues and increased raw material and energy costs.

•

Crop Protection revenues, driven by increased sales from Europe and Latin America, increased 18% or $17 million compared with the second quarter of 2007. Operating income rose 60% or $9 million in the second quarter as compared with the same quarter of 2007. This was largely due to higher volume, reductions in selling, general and administrative, and research and development expenses (“SGA&R”) and favorable foreign currency translation. SGA&R in the second quarter of 2007 included a provision for Latin American doubtful accounts of $5 million.

•

Corporate expense for the quarter was $22 million, which included $11 million of amortization expense related to intangibles. This was partially offset by a $3 million benefit related to the recovery of insurance proceeds associated with hurricanes Katrina and Rita in 2005. Corporate expense in the second quarter of 2007 was $24 million, which included $9 million of amortization expense related to intangibles and $2 million related to the accelerated recognition of asset retirement obligations.

Second Quarter 2008 Significant Transactions and Events

•

The Company continually monitors and evaluates business and competitive conditions that affect the carrying value of the Company’s goodwill by segment. In the second quarter, the Company updated its strategic plans and long-term financial projections for each of its businesses. The plans and projections related to the Consumer Products business amply demonstrate the business’ ability to maintain its leading industry position in an attractive market and its ability to continue to grow.

Nevertheless, the plans were not sufficient to sustain the high levels of goodwill associated with this business and the Company has recorded a non-cash charge to reduce the carrying value of goodwill by $320 million in accordance with the requirements of SFAS No. 142, Goodwill and Other Intangible Assets.

Second Quarter Results - GAAP

•

Revenue for the quarter was $1,023 million, or 1% below second quarter 2007 revenue of $1,038 million. The decrease in revenue was attributable to $59 million from the impact of the divestitures of the oleochemicals business, organic peroxides business and Celogen® foaming agents product line and a $14 million impact from decreased volume and product mix. The decrease was partially offset by $31 million from favorable foreign exchange translation and $27 million from higher selling prices.

•

Gross profit decreased $7 million compared with the same period of 2007. The decrease in gross profit resulted from $43 million in higher raw material and energy costs and $9 million from unfavorable manufacturing variances and increased distribution costs, offset by $27 million from higher selling prices, $7 million from favorable foreign exchange translation, $6 million from improved product mix, $3 million from the recovery of insurance proceeds associated with hurricanes Katrina and Rita in 2005 and other cost decreases of $2 million.

•	A non-cash charge of $320 million (subject to finalization) was recorded in the second quarter of 2008 to reduce the carrying value of goodwill in the Company’s Consumer Products segment.

•

The operating loss for the second quarter of 2008 was $248 million compared with a profit of $1 million for the second quarter of 2007. The decrease in operating profit resulted from a $313 increase in impairment of long-lived assets, primarily related to the impairment of goodwill for Consumer in 2008 and a $7 million decrease in gross profit discussed above. The decrease was partially offset by a $22 million decrease in facility closures, severance and related costs, a $14 million decrease in loss on the sale of business, primarily related to the Celogen® business sold in 2007, a $13 million decrease in depreciation and amortization primarily due to lower accelerated depreciation of property, plant and equipment, a $13 million decrease in SGA&R, a $7 million decrease in antitrust costs and a $2 million increase in equity income. The decrease in SGA&R included a reduction in provision for doubtful accounts of $5 million for Crop Protection reflecting a better economic environment in Latin America.

•

Other expense (net) decreased by $4 million in the second quarter of 2008 as compared with the same quarter last year. The decrease primarily reflects a decrease in minority interest expense and lower fees associated with the account receivable securitization program.

•

The loss from continuing operations for the second quarter of 2008 was $278 million, or $1.15 per share, compared with a loss of $23 million, or $0.09 per share, for the second quarter of 2007. The decrease primarily reflects the $249 million decrease in operating profit discussed above and a $14 million increase in income tax expense, partially offset by a $4 million decrease in other expense, net and a $4 million decrease in interest expense.

•

Earnings from discontinued operations for the second quarter of 2007 were $6 million (net of $3 million of tax) and reflect the contribution from the EPDM, fluorine and optical monomers businesses that were subsequently sold.

•	In the second quarter of 2007, the gain on the sale of discontinued operations of $25 million (net of $13 million of tax) related to the sale of the EPDM business.

Second Quarter Results - Managed Basis

•

On a managed basis, second quarter 2008 gross profit was $245 million, or 24% of net sales, as compared with second quarter 2007 managed basis gross profit of $259 million, or 25% of net sales. Increases in raw material prices are the primary drivers in the reduction in margin percentage.

•	On a managed basis, second quarter 2008 operating profit was $90 million as compared with second quarter 2007 managed basis operating profit of $89 million, or 9% of net sales in both periods.

•

Earnings from continuing operations before income taxes on a managed basis in 2008 and 2007 exclude pre-tax charges of $338 million and $88 million, respectively. These charges are primarily related to accelerated depreciation of property, plant and equipment, facility closures, severance and related costs, antitrust costs, loss on sale of businesses, impairment of long-lived assets, accelerated recognition of asset retirement obligations and insurance recovery related to hurricane costs. The amounts associated with these charges are detailed on page 14 of this release.

•

Chemtura’s managed basis tax rate of 35% represents the expected effective tax rate for the Company’s core operations. The Company has chosen to apply this rate to pre-tax income on a managed basis to better reflect underlying operating performance.

•	Earnings from discontinued operations on a managed basis principally reflect the contribution of the EPDM, optical monomers and fluorine businesses of $6 million for the quarter ended June 30, 2007.

Cash Flows - GAAP

•

Net cash provided by operations in the quarter ended June 30, 2008 was $10 million as compared with $78 million in 2007. The change is primarily due to increases in working capital, offset by higher account receivable securitization levels.

•	The Company’s accounts receivable securitization programs totaled $350 million as of June 30, 2008, $337 million as of March 31, 2008 and $306 million as of June 30, 2007.

•	At June 30, 2008, the Company’s inventory balance was $727 million as compared with $707 million at March 31, 2008. The increase was primarily due to seasonal demands and increased raw material costs.

•

Capital expenditures for the quarter ended June 30, 2008 were $36 million compared with $26 million in 2007. The Company continues to anticipate capital expenditures of $165 million for the calendar year 2008, which includes $25 million related to the consolidation of its legacy ERP systems onto a single instance of SAP.

•

The Company’s total debt as of June 30, 2008 was $1,115 million as compared with $1,092 million as of March 31, 2008. Cash and cash equivalents were $110 million as of June 30, 2008 compared to $115 million as of March 31, 2008.

###

Second Quarter Earnings Q&A Teleconference

Copies of this release as well as informational slides will be available on the Investor Relations section of the Company’s Web site at www.chemtura.com.  The Company will host a teleconference to review these results on Friday, August 1, at 9:00 a.m. EDT.  Interested parties are asked to dial in approximately 10 minutes prior to the start time at (913) 312-0704.  Replay of the call will be available for two weeks starting at noon EDT on Friday, August 1, 2008.  To access the replay, call (719) 457-0820 and enter access code 7241068.

Live Internet access to the 2008 second quarter conference call will be available through the Investor Relations section of the Company’s Web site.  If you need further information pertaining to the call, please contact Shirley Cronan at (203) 573-2213.

Chemtura Corporation, with 2007 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products.  Additional information concerning Chemtura is available at www.chemtura.com.

Managed Basis Financial Measures

The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP).  These managed basis financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company.  Excluded items include facility closures, severance and related costs, antitrust costs, merger costs, increased depreciation due to the change in useful life of assets, unusual and non-recurring settlements, accelerated recognition of asset retirement obligations and impairment of long-lived assets. In addition to the managed basis financial measures discussed above, the Company has applied a managed basis effective income tax rate to our managed basis income before taxes. Chemtura’s managed basis tax rate of 35% beginning with the third quarter of 2007 represents the expected effective tax rate for the Company’s core operations. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables.  The Company believes that such managed basis financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends.  In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of the Company’s operations.  While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP.  In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries.

Forward-Looking Statement

This document includes forward-looking statements.  These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	General economic conditions;
•	Significant international operations and interests;
•	The ability to obtain increases in selling prices to offset increases in raw material and energy costs;
•	The ability to retain sales volumes in the event of increasing selling prices;
•	The ability to absorb fixed cost overhead in the event of lower volumes;
•	Pension and other post-retirement benefit plan assumptions;
•	The ability to successfully complete the restructuring and turnaround of our Polymer Additives segment;
•	The ability to obtain growth from demand for petroleum additive, lubricant and agricultural product applications;
•	The ability to sustain profitability in our Crop Protection business due to new generic competition and the failure to secure new products and technology. Additionally, the Crop Protection business is dependent on disease and pest conditions, as well as, local, regional, regulatory and economic conditions;
•	The ability to sell methyl bromide due to regulatory restrictions;
•	Changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Products and Crop Protection segments;
•	Changes in the availability and/or quality of our energy and raw materials;
•	The ability to collect our outstanding receivables;
•	Changes in interest rates and foreign currency exchange rates;
•	Changes in technology, market demand and customer requirements;
•	The enactment of more stringent domestic and international environmental laws and regulations;
•	The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;
•	The outcome of our review of strategic alternatives;
•	The ability to reduce our indebtedness levels;
•	The ability to recover our deferred tax assets;
•	The ability to successfully complete the Company’s new SAP platform initiative;
•	The ability to support the goodwill in our business segments;
•	The ability to remain compliant with our debt covenants or obtain necessary waivers; and
•	Other risks and uncertainties detailed in Item 1A. Risk Factors or in our filings with the Securities and Exchange Commission.

These statements are based on the Company’s estimates and assumptions and on currently available information.  The forward-looking statements include information concerning the Company’s possible or assumed future results of operations, and the Company’s actual results may differ significantly from the results discussed.  Forward-looking information is intended to reflect opinions as of the date this press release was issued and such information will not necessarily be updated by the Company.

CHEMTURA CORPORATION

CHEMTURA CORPORATION

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net sales	$1,023	$1,038	$1,932	$1,927

Cost of goods sold	775	783	1,500	1,470
Selling, general and administrative	95	107	180	205
Depreciation and amortization	57	70	126	133
Research and development	14	15	28	31
Facility closures, severance and related costs	—	22	—	25
Antitrust costs	11	18	11	30
Loss on sale of business	1	15	24	15
Impairment of long-lived assets	320	7	320	7
Equity income	(2)	—	(3)	(1)

Operating (loss) profit	(248)	1	(254)	12
Interest expense	(19)	(23)	(39)	(46)
Other (expense) income, net	(2)	(6)	12	(4)

Loss from continuing operations before income taxes	(269)	(28)	(281)	(38)
Income tax (expense) benefit	(9)	5	(18)	(5)

Loss from continuing operations	(278)	(23)	(299)	(43)
Earnings from discontinued operations	—	6	—	11
Gain on sale of discontinued operations	—	25	—	27

Net (loss) earnings	$(278)	$8	$(299)	$(5)

Basic and diluted earnings (loss) per common share:
Loss from continuing operations	$(1.15)	$(0.09)	$(1.24)	$(0.18)
Earnings from discontinued operations	—	0.02	—	0.05
Gain on sale of discontinued operations	—	0.10	—	0.11
Net (loss) earnings	$(1.15)	$0.03	$(1.24)	$(0.02)

Weighted average shares outstanding - basic and diluted	242.2	241.4	242.2	241.2

CHEMTURA CORPORATION

Consolidated Balance Sheets

(In millions)

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$110	$77
Accounts receivable	400	389
Inventories	727	676
Other current assets	255	239
Total current assets	1,492	1,381

NON-CURRENT ASSETS
Property, plant and equipment, net	971	1,032
Goodwill	996	1,309
Intangible assets, net	565	585
Other assets	127	109

	$4,151	$4,416

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Short-term borrowings	$41	$5
Accounts payable	304	285
Accrued expenses	318	353
Income taxes payable	45	38
Total current liabilities	708	681

NON-CURRENT LIABILITIES
Long-term debt	1,074	1,058
Pension and post-retirement health care liabilities	350	361
Other liabilities	392	463

STOCKHOLDERS’ EQUITY
Common stock	3	3
Additional paid-in capital	3,035	3,028
Accumulated deficit	(1,504)	(1,179)
Accumulated other comprehensive income	260	168
Treasury stock at cost	(167)	(167)
Total stockholders’ equity	1,627	1,853

	$4,151	$4,416

CHEMTURA CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended June 30,
	2008	2007
Increase (decrease) to cash
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(299)	$(5)
Adjustments to reconcile net loss to net cash provided by operations:
Loss on sale of business	24	15
Gain on sale of discontinued operations	—	(27)
Impairment of long-lived assets	320	7
Depreciation and amortization	126	138
Stock-based compensation expense	5	5
Equity income, net of cash distributions	(3)	(1)
Changes in assets and liabilities, net	(147)	(85)
Net cash provided by operations	26	47

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	68	132
Payments for acquisitions, net of cash acquired	(26)	(164)
Capital expenditures	(59)	(46)
Net cash used in investing activities	(17)	(78)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from credit facility, net	50	—
Proceeds from long term borrowings	1	—
Payments on long term borrowings	(31)	—
Proceeds from short term borrowings	25	31
Dividends paid	(24)	(24)
Proceeds from exercise of stock options	1	4
Other financing activities	(1)	—
Net cash provided by financing activities	21	11

CASH
Effect of exchange rates on cash and cash equivalents	3	1

Change in cash and cash equivalents	33	(19)
Cash and cash equivalents at beginning of period	77	95

Cash and cash equivalents at end of period	$110	$76

CHEMTURA CORPORATION

Segment Net Sales and Operating Profit (Loss) (Unaudited)

(In millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
NET SALES

Polymer Additives	$438	$475	$880	$919
Performance Specialties	261	232	516	443
Consumer Products	194	201	301	317
Crop Protection	114	97	203	178
Other	16	33	32	70
Total Net Sales	$1,023	$1,038	$1,932	$1,927

OPERATING PROFIT (LOSS)

Polymer Additives	$27	$32	$35	$57
Performance Specialties	31	27	57	54
Consumer Products	32	38	33	36
Crop Protection	24	15	45	29
Other	1	(3)	1	(4)
	115	109	171	172

General corporate expense, including amortization	(22)	(24)	(54)	(47)
Accelerated depreciation of property, plant and equipment	(9)	(22)	(16)	(36)
Facility closures, severance and related costs	—	(22)	—	(25)
Antitrust costs	(11)	(18)	(11)	(30)
Loss on sale of business	(1)	(15)	(24)	(15)
Impairment of long-lived assets	(320)	(7)	(320)	(7)
Total Operating (Loss) Profit	$(248)	$1	$(254)	$12

CHEMTURA CORPORATION

Major Factors Affecting Net Sales and Operating Results (Unaudited)

Quarter and Six Months Ended June 30, 2008 versus 2007

(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter Ended June 30,		Six Months Ended June 30,
		Pre-tax		Pre-tax
		Earnings		Earnings
		(Loss) from		(Loss) from
	Net	Continuing	Net	Continuing
	Sales	Operations	Sales	Operations

2007	$1,038	$(28)	$1,927	$(38)

2007 Accelerated recognition of asset retirement obligation	—	4	—	7
2007 Accelerated depreciation of property, plant and equipment	—	22	—	36
2007 Facility closures, severance and related costs	—	22	—	25
2007 Antitrust costs	—	18	—	30
2007 Loss on sale of business	—	15	—	15
2007 Impairment of long-lived assets	—	7	—	7
	1,038	60	1,927	82

Higher selling prices	27	27	46	46
Unit volume and mix	(14)	6	(21)	5
Foreign currency impact	31	5	55	2
Acquisitions	—	—	20	4
Divestitures	(59)	(1)	(95)	—
Manufacturing variances	—	(9)	—	(9)
Higher raw materials/energy costs	—	(43)	—	(73)
Reductions in SGA&R, excluding foreign exchange impact	—	15	—	33
Lower A/R securitization fees	—	1	—	3
Foreign exchange gain (loss)	—	(1)	—	12
Lease accounting	—	—	—	(7)
Lower interest expense	—	4	—	7
Other	—	5	—	(1)
	1,023	69	1,932	104

2008 Accelerated recognition of asset retirement obligation	—	—	—	(2)
2008 Insurance recovery - hurricane costs	—	3	—	3
2008 Accelerated depreciation of property, plant and equipment	—	(9)	—	(31)
2008 Antitrust costs	—	(11)	—	(11)
2008 Loss on sale of business	—	(1)	—	(24)
2008 Impairment of long-lived assets	—	(320)	—	(320)

2008	$1,023	$(269)	$1,932	$(281)

CHEMTURA CORPORATION

Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended June 30, 2008			Quarter Ended June 30, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustment	Basis	GAAP	Adjustment	Basis

Net sales	$1,023	$—	$1,023	$1,038	$—	$1,038

Cost of goods sold	775	3	778	783	(4)	779
Selling, general and administrative	95	—	95	107	—	107
Depreciation and amortization	57	(9)	48	70	(22)	48
Research and development	14	—	14	15	—	15
Facility closures, severance and related costs	—	—	—	22	(22)	—
Antitrust costs	11	(11)	—	18	(18)	—
Loss on sale of business	1	(1)	—	15	(15)	—
Impairment of long-lived assets	320	(320)	—	7	(7)	—
Equity income	(2)	—	(2)	—	—	—

Operating (loss) profit	(248)	338	90	1	88	89
Interest expense	(19)	—	(19)	(23)	—	(23)
Other expense, net	(2)	—	(2)	(6)	—	(6)

(Loss) earnings from continuing operations before income taxes	(269)	338	69	(28)	88	60
Income tax (expense) benefit	(9)	(15)	(24)	5	(28)	(23)

(Loss) earnings from continuing operations	(278)	323	45	(23)	60	37
Earnings from discontinued operations	—	—	—	6	—	6
Gain on sale of discontinued operations	—	—	—	25	(25)	—

Net (loss) earnings	$(278)	$323	$45	$8	$35	$43

Diluted earnings from continuing operations			$0.18			$0.16
Diluted earnings from discontinued operations			—			0.02
Diluted net earnings			$0.18			$0.18

Diluted weighted average shares outstanding			242.2			242.2

		Quarter			Quarter
		Ended			Ended
Managed Basis Adjustments consist of the following:		June 30, 2008			June 30, 2007

Accelerated recognition of asset retirement obligation		$—			$4
Insurance recovery - hurricane costs		(3)			—
Accelerated depreciation of property, plant and equipment		9			22
Facility closures, severance and related costs		—			22
Antitrust costs		11			18
Loss on sale of business		1			15
Impairment of long-lived assets		320			7
Pre-Tax		338			88

Adjustment to apply a managed basis effective tax rate		(15)			(28)
After-Tax		323			60

Gain on sale of discontinued operations		—			(25)
Net earnings (loss)		$323			$35

CHEMTURA CORPORATION

Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Six Months Ended June 30, 2008			Six Months Ended June 30, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustment	Basis	GAAP	Adjustment	Basis

Net sales	$1,932	$—	$1,932	$1,927	$—	$1,927

Cost of goods sold	1,500	1	1,501	1,470	(7)	1,463
Selling, general and administrative	180	—	180	205	—	205
Depreciation and amortization	126	(31)	95	133	(36)	97
Research and development	28	—	28	31	—	31
Facility closures, severance and related costs	—	—	—	25	(25)	—
Antitrust costs	11	(11)	—	30	(30)	—
Loss on sale of business	24	(24)	—	15	(15)	—
Impairment of long-lived assets	320	(320)	—	7	(7)	—
Equity income	(3)	—	(3)	(1)	—	(1)

Operating (loss) profit	(254)	385	131	12	120	132
Interest expense	(39)	—	(39)	(46)	—	(46)
Other income (expense), net	12	—	12	(4)	—	(4)

(Loss) earnings from continuing operations before income taxes	(281)	385	104	(38)	120	82
Income tax expense	(18)	(18)	(36)	(5)	(25)	(30)

(Loss) earnings from continuing operations	(299)	367	68	(43)	95	52
Earnings from discontinued operations	—	—	—	11	—	11
Gain on sale of discontinued operations	—	—	—	27	(27)	—

Net (loss) earnings	$(299)	$367	$68	$(5)	$68	$63

Diluted earnings from continuing operations			$0.28			$0.21
Diluted earnings from discontinued operations			—			0.05
Diluted net earnings			$0.28			$0.26

Diluted weighted average shares outstanding			242.2			242.2

		Six Months			Six Months
		Ended			Ended
Managed Basis Adjustments consist of the following:		June 30, 2008			June 30, 2007

Accelerated recognition of asset retirement obligation		$2			$7
Insurance recovery - hurricane costs		(3)			—
Accelerated depreciation of property, plant and equipment		31			36
Facility closures, severance and related costs		—			25
Antitrust costs		11			30
Loss on sale of business		24			15
Impairment of long-lived assets		320			7
Pre-Tax		385			120

Adjustment to apply a managed basis effective tax rate		(18)			(25)
After-Tax		367			95

Gain on sale of discontinued operations		—			(27)
Net earnings		$367			$68

CHEMTURA CORPORATION

Managed Basis Segment Net Sales and Operating Profit (Loss) (Unaudited)

(In millions)

	Quarter Ended June 30, 2008			Quarter Ended June 30, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustments	Basis	GAAP	Adjustments	Basis
NET SALES

Polymer Additives	$438	$—	$438	$475	$—	$475
Performance Specialties	261	—	261	232	—	232
Consumer Products	194	—	194	201	—	201
Crop Protection	114	—	114	97	—	97
Other	16	—	16	33	—	33
Total Net Sales	$1,023	$—	$1,023	$1,038	$—	$1,038

OPERATING PROFIT (LOSS)

Polymer Additives	$27	$—	$27	$32	$1	$33
Performance Specialties	31	—	31	27	—	27
Consumer Products	32	—	32	38	—	38
Crop Protection	24	—	24	15	—	15
Other	1	—	1	(3)	1	(2)
	115	—	115	109	2	111

General corporate expense, including amortization	(22)	(3)	(25)	(24)	2	(22)
Change in useful life of property, plant and equipment	(9)	9	—	(22)	22	—
Facility closures, severance and related costs	—	—	—	(22)	22	—
Antitrust costs	(11)	11	—	(18)	18	—
Loss on sale of business	(1)	1	—	(15)	15	—
Impairment of long-lived assets	(320)	320	—	(7)	7	—
Total Operating (Loss) Profit	$(248)	$338	$90	$1	$88	$89

DEPRECIATION AND AMORTIZATION

Polymer Additives	$22	$—	$22	$22	$—	$22
Performance Specialties	7	—	7	6	—	6
Consumer Products	3	—	3	1	—	1
Crop Protection	2	—	2	1	—	1
Other	—	—	—	1	—	1
General corporate expense, including amortization	23	(9)	14	39	(22)	17
Total Depreciation and Amortization	$57	$(9)	$48	$70	$(22)	$48

	Quarter	Quarter
	Ended	Ended
Managed Basis Adjustments consist of the following:	June 30, 2008	June 30, 2007

Accelerated recognition of asset retirement obligation	$—	$4
Insurance recovery - hurricane costs	(3)	—
Accelerated depreciation of property, plant and equipment	9	22
Facility closures, severance and related costs	—	22
Antitrust costs	11	18
Loss on sale of business	1	15
Impairment of long-lived assets	320	7
	$338	$88

CHEMTURA CORPORATION

Managed Basis Segment Net Sales and Operating Profit (Loss) (Unaudited)

(In millions)

	Six Months Ended June 30, 2008			Six Months Ended June 30, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustments	Basis	GAAP	Adjustments	Basis
NET SALES

Polymer Additives	$880	$—	$880	$919	$—	$919
Performance Specialties	516	—	516	443	—	443
Consumer Products	301	—	301	317	—	317
Crop Protection	203	—	203	178	—	178
Other	32	—	32	70	—	70
Total Net Sales	$1,932	$—	$1,932	$1,927	$—	$1,927

OPERATING PROFIT (LOSS)

Polymer Additives	$35	$16	$51	$57	$1	$58
Performance Specialties	57	1	58	54	—	54
Consumer Products	33	—	33	36	—	36
Crop Protection	45	—	45	29	—	29
Other	1	—	1	(4)	4	—
	171	17	188	172	5	177

General corporate expense, including amortization	(54)	(3)	(57)	(47)	2	(45)
Change in useful life of property, plant and equipment	(16)	16	—	(36)	36	—
Facility closures, severance and related costs	—	—	—	(25)	25	—
Antitrust costs	(11)	11	—	(30)	30	—
Loss on sale of business	(24)	24	—	(15)	15	—
Impairment of long-lived assets	(320)	320	—	(7)	7	—
Total Operating (Loss) Profit	$(254)	$385	$131	$12	$120	$132

DEPRECIATION AND AMORTIZATION

Polymer Additives	$60	$(14)	$46	$43	$—	$43
Performance Specialties	14	(1)	13	11	—	11
Consumer Products	6	—	6	7	—	7
Crop Protection	4	—	4	2	—	2
Other	—	—	—	2	—	2
General corporate expense, including amortization	42	(16)	26	68	(36)	32
Total Depreciation and Amortization	$126	$(31)	$95	$133	$(36)	$97

	Six Months	Six Months
	Ended	Ended
Managed Basis Adjustments consist of the following:	June 30, 2008	June 30, 2007

Accelerated recognition of asset retirement obligation	$2	$7
Insurance recovery - hurricane costs	(3)	—
Accelerated depreciation of property, plant and equipment	31	36
Facility closures, severance and related costs	—	25
Antitrust costs	11	30
Loss on sale of business	24	15
Impairment of long-lived assets	320	7
	$385	$120